Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

Press Release Source: Foothills Exploration, Inc. (OTC.QB: FTXP)

FOOTHILLS EXPLORATION, INC. ANNOUNCES
PARTICIPATION AGREEMENT WITH MAGNA OPERATING, LLC

DENVER, Colorado, December 15, 2016 / GlobeNewswire / Foothills Exploration, Inc. (OTC.QB: FTXP) (the “Company” or “FTXP”), an independent oil and gas exploration company engaged in the acquisition and development of oil and gas properties in the Rockies and Gulf Coast, announced today that it has entered into a participation agreement with Magna Operating, LLC, (“Magna Operating”) in relation to the Labokay prospect, covering 240 acres in Calcasieu Parish, Louisiana.

Labokay is an amplitude versus offset (“AVO”) oil play in Southwestern Louisiana targeting the Frio Nododaria blanpiedi sand. The agreement establishes an Area of Mutual Interest (“AMI”) between the parties for a period of five years and provides FTXP with access to all of Magna Operating’s 3D seismic data, including interpretations and AVO data relating to the lands within the AMI. The Company will earn 100% working interest before payout for drilling the well and Magna Operating will back in for a 20% working interest after payout. "We're pleased to have reached an agreement with Magna Operating, which establishes a beachhead for the Company in the Gulf Coast through development and operation of this asset.” commented B.P. Allaire, Chief Executive Officer of the Company.

Foothills Petroleum Operating, Inc., an indirect wholly-owned subsidiary of the Company will drill a test well to a total measured depth of 8,575 feet and true vertical depth of 8,190 feet and will also operate the project. Labokay has an AVO Class II oil signature and the target formation is a Frio sand that is a very prolific AVO producer regionally. The prospect is updip to the Samson #1 Labokay Corp 5 well, which had 14 feet of oil pay, produced 20,000 barrels of oil and 23,000 Mcf gas and tested 216 barrels oil per day and 28 Mcf gas per day in 2011.

Three offset analogue wells nearby produced a total of 1.9 million barrels of oil from the same Frio trend 3D seismic data set that Devon Energy acquired in 2012, which was reprocessed in 2016. All three wells also had AVO Class II oil signatures. They are (1) Mitchell Energy #2 Rhodes-Nabors #2, which produced 658,000 barrels of oil, (2) Mitchell Energy #1 Rhodes-Nabors #1, which produced 891,000 barrels of oil and (3) Duncan #1 Temple Inland, which produced 382,000 barrels of oil.

“Labokay is the first project to be advanced by the Company’s Exploration Division and we are excited about this project as it represents an AVO trend in the Gulf Coast region, which we fully intend to exploit,” said Ritchie Lanclos, Executive Vice President of Exploration of the Company. “We have deep knowledge of evaluating reprocessed 3D seismic data and the geophysical expertise required to make this an integral part of the Company’s business model, with a focus on low risk projects associated with proven petroleum systems near production centers” continued Mr. Lanclos. “The Company’s Exploration Division has completed geophysical and geological due diligence on the prospect, which is a normally pressured sand with a downdip oil test with a structurally trapping dip oriented channel sand preserved under the Hackberry unconformity. The Company expects to spud this well during early Q1 2017,” added Mr. Lanclos. The Labokay AVO Class II oil signature is a Direct Hydrocarbon Indicator (“DHI”) in the Frio geologic trend exhibited in many locations throughout the Magna Operating 3D seismic data and identified by reprocessed seismic data.

About Magna Operating

Magna Operating, LLC, is a privately held Houston-based independent exploration and production company focused on the onshore Louisiana and Texas Gulf Coast. Magna Operating has a long history of exploring and developing reserves in the region with several successful commercial discoveries.

About the Company

FTXP, through its wholly owned subsidiary Foothills Petroleum, Inc., a Nevada corporation (“FPI”), is an early stage, independent oil and gas exploration company engaged in the acquisition and development of oil and gas properties in the Rockies and Gulf Coast. FTXP intends to acquire dislocated and underdeveloped oil and gas assets and seeks to maximize those assets to create shareholder value. Foothills Petroleum Operating, Inc. (“FPOI”), a wholly-owned subsidiary of FPI is focused on exploration and production of oil and gas wells in Louisiana. FTXP and FPI both maintain principal executive offices in Denver, Colorado. FPOI maintains its principal executive office in New Orleans, Louisiana.

Forward Looking Statements

All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we made based on management's experience, perception of historical trends and technical analyses, current conditions, capital plans, drilling plans, production expectations, our abilities to raise adequate additional capital to support our acquisition, development and drilling activities, anticipated future developments, and other factors believed to be appropriate and reasonable by management. When used in this release, words such as "will," “possible,” "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future" or their negatives or the statements that include these words or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements, express or implied, concerning our future operating results and returns or our ability to acquire or develop proven or probable reserves, our ability to replace or increase reserves, increase production, or generate income or cash flows are forward-looking statements.

Forward-looking statements are not guarantees of performance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. As a result no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. We are currently a pre-revenue company and our securities are subject to considerable risk. Investors are cautioned to review FTXP’s filings with the Securities and Exchange Commission for a discussion of risk and other factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.

Investor and Media Contact:

Foothills Exploration, Inc.

B.P. Allaire

Chief Executive Officer

ir@foothillspetro.com

(720) 449-7478

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